Exhibit 24

Power of Attorney

Each director and/or officer of American Eagle Outfitters, Inc. (the “Corporation”) whose signature appears below hereby appoints Charles P. Sandel or Mary M. Boland as his or her attorneys or either of them individually as his or her attorney, to sign, in his or her name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K (the “Form 10-K”) for the year ended January 31, 2015, and likewise to sign and file with the Commission any and all amendments to the Form 10-K, and the Corporation hereby appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Form 10-K and any amendments thereto granting to each such attorney-in-fact full power of substitution and revocation, and hereby ratifying all that any such attorney-in-fact or his substitute may do by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands as of March 10, 2015.

Signature	Title

/s/ Jay L. Schottenstein Jay L. Schottenstein	Interim Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)

/s/ Mary M. Boland Mary M. Boland	Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)

/s/ Scott M. Hurd Scott M. Hurd	Vice President, Controller (Principal Accounting Officer)

/s/ Michael G. Jesselson Michael G. Jesselson	Director

/s/ Thomas R. Ketteler Thomas R. Ketteler	Director

/s/ Roger S. Markfield Roger S. Markfield	Director

/s/ Cary D. McMillan Cary D. McMillan	Director

/s/ Janice E. Page Janice E. Page	Director

/s/ David M. Sable David M. Sable	Director

/s/ Noel J. Spiegel Noel J. Spiegel	Director